Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 18, 2026, with respect to the consolidated financial statements of Western Midstream Operating, LP, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, TX

June 22, 2026